EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170876, 333-170876-01, 333-170876-02, 333-170876-03, 333-170876-04 and 333-170876-05 on Form S-3 and 333-170879, 333-162927, 333-162926, 333-148024, 333-139384, 333-139383, 333-139382, 333-139380, 333-121344, 333-121343, 333-121342, 333-102306, 333-101291, 333-59134 and 333-37108 on Form S-8 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries (the “Company”) dated February 28, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company’s method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and dated May 22, 2012 as it relates to the effects of the retrospective application of accounting guidance adopted on January 1, 2012 relating to the presentation of comprehensive income and the accounting for costs associated with acquiring or renewing insurance contracts discussed in Note 1 to the consolidated financial statements, and November 16, 2012 as it relates to the effects of the reorganization of the Company’s segments discussed in Notes 1 and 22, the removal of “Unaudited” from the title of the statutory equity and income tables in Note 18, and the subsequent events discussed in Note 24 to the consolidated financial statements), which appears in this Current Report on Form 8-K, and our report, dated February 28, 2012, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New York, New York

November 16, 2012